UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 14, 2010 (December 8, 2010)

Flagstone Reinsurance Holdings, S.A.
(Exact name of registrant as specified in its charter)

Luxembourg	001-33364	98-0481623
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

37 Val St André
L-1128
Luxembourg, Grand Duchy of Luxembourg
 (Address of principal executive offices, including zip code)
+352 273 515 30
 (Registrant’s telephone number including area code)

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

On December 14, 2010, Mark J. Byrne retired as a member of the Board of Directors of Flagstone Reinsurance Holdings, S.A. (the “Company”).  In connection with his retirement, the Company entered into a letter agreement, dated December 8, 2010 (the “Letter Agreement”), with Mr. Byrne, Limestone Business Limited, a company associated with Mr. Byrne, (“Limestone”) and Haverford (Bermuda) Limited, a company associated with Mr. Byrne, (“Haverford”), pursuant to which the Company agreed to continue to indemnify Mr. Byrne for actions taken by him while an employee or a director of the Company to the same extent as other former employees and directors of the Company.  Mr. Byrne will also continue to be covered by the directors’ and officers’ liability insurance policy of the Company as in effect from time to time to the same extent as other former employees of the Company.

In the Letter Agreement, Mr. Byrne, Limestone and Haverford also agreed that until December 14, 2013 (the “Restricted Period”), they and their affiliates will not, among other things, directly or indirectly (a) acquire or offer to acquire any securities, derivative securities or assets of the Company or any subsidiary of the Company; (b) make or in any way participate in any solicitation of proxies, or seek to advise or influence any person with respect to voting of, any voting securities of the Company or any of its subsidiaries with respect to any matter, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal, or make a request for a list of the Company’s shareholders, or seek election to or to place a representative on the board of directors of the Company or seek the removal of any director from the board of directors of the Company; (c) make any announcement with respect to, or solicit or submit a proposal for, or offer of any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase or license of a material portion of the assets and properties of or other similar extraordinary transaction involving the Company or any of its securities or subsidiaries; (d) form, join or in any way participate in a partnership, limited partnership, syndicate or other 13D group with respect to any securities of the Company or any of its subsidiaries; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company or any of its subsidiaries; (f) take any action that could reasonably be expected to require the Company to make a public announcement regarding any of the foregoing events; (g) request the Company or any of its subsidiaries, officers, directors, employees or affiliates to amend or waive any provision described in this paragraph; (h) contest the validity of the Letter Agreement or seek a release of the restrictions contained in the Letter Agreement; (i) disclose any intention, plan or arrangement inconsistent with any of the foregoing; or (j) have any discussions or negotiations regarding or enter into any arrangements, understandings or agreements with any other person to do any of the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing, other than a passive investment below 5% of the total equity and voting power of such person made without knowledge that such person engages, or offers or proposes to engage, in any of the foregoing.  During the Restricted Period, Mr. Byrne, Limestone and Haverford shall promptly advise the Company of any inquiry or proposal made to any of them, with a proposed price, with respect to any of the foregoing.  The Letter Agreement does not prohibit Mr. Byrne, Limestone or Haverford from acquiring securities of the Company so long as the aggregate amount of the Company’s securities held collectively by them, any of their affiliates and certain other persons and entities is less than 5% of the outstanding amount of any class or series of the Company’s securities including on an “as converted” basis.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2010, Mr. Byrne retired as a member of the Board of Directors of the Company.

Item 8.01    Other Events

On December 8, 2010, the Company issued a press release relating to the matters described pursuant to Items 1.01 and 5.02 above.  A copy of this press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Exhibit No.                                Description

99.1                                Press Release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FLAGSTONE REINSURANCE HOLDINGS, S.A.

Date: December 14, 2010	By:	/s/William F. Fawcett
Name: William F. Fawcett
Title: General Counsel

Exhibit Index

Exhibit No.                                Description

99.1                                Press Release